As filed with the Securities and Exchange Commission on April 2, 2019

Registration No. 333-215272

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-11
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
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Cottonwood Communities, Inc.
(Exact name of Registrant as specified in its charter)
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6340 South 3000 East, Suite 500, Salt Lake City, UT 84121
(Address of principal executive offices) (Zip code)

(801) 278-0700
(Registrant's telephone number, including area code)
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Enzio Cassinis
Chief Executive Officer
Cottonwood Communities, Inc.
6340 South 3000 East, Suite 500
Salt Lake City, UT 84121
(801) 278-0700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
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Copies to: Darryl Steinhause, Esq.
Laura K. Sirianni, Esq.
DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, North Carolina 27612-2350
(919) 786-2000
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Approximate date of commencement of proposed sale to public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.	☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

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If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

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Registration No. 333-215272
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.			☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
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Explanatory Note
This Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 (No. 333-215272) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits

(b)    Exhibits. The following exhibits are filed as part of this registration statement:

Ex.	Description
23.3	Consent of KPMG, LLP
24.4	Power of Attorney of Adam Larson
24.5	Power of Attorney of Enzio Cassinis
24.6	Power of Attorney of Chad Christensen
24.7	Power of Attorney of Daniel Shaeffer
24.8	Power of Attorney of R. Brent Hardy
24.9	Power of Attorney of Gentry Jensen
24.10	Power of Attorney of John Lunt
24.11	Power of Attorney of Susan Hallenberg

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on the 2nd day of April, 2019.

COTTONWOOD COMMUNITIES, INC.

/s/ Adam Larson
Adam Larson, Chief Financial Officer
(Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Date

*	April 2, 2019
Enzio Cassinis, Chief Executive Officer and President
(Principal Executive Officer)

/s/ Adam Larson	April 2, 2019
Adam Larson, Chief Financial Officer
(Principal Financial Officer)

*	April 2, 2019
Susan Hallenberg, Chief Accounting Officer and Treasurer
(Principal Accounting Officer)

*	April 2, 2019
Daniel Shaeffer, Chairman of the Board and Director

*	April 2, 2019
Chad Christensen, Director

*	April 2, 2019
R. Brent Hardy, Independent Director

*	April 2, 2019
Gentry Jensen, Independent Director

*	April 2, 2019
John Lunt, Independent Director

* By:	/s/ Adam Larson
Adam Larson, Chief Financial Officer